Exhibit 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:	Superior Uniform Group, Inc. Andrew D. Demott, Jr. (727) 803-7135	FOR IMMEDIATE RELEASE

Superior Uniform Group, Inc. Announces Acquisition of HPI Direct, Inc.

●   Expects Early Accretion to Earnings

Seminole, Fla. – July 1, 2013 –Superior Uniform Group, Inc. (“Superior Uniform Group” or “Superior”) (NASDAQ: SGC), today announced the acquisition of substantially all of the assets of HPI Direct, Inc. (“HPI” or “HPI Direct”) of Alpharetta, Ga., effective today. Since 1993, HPI Direct has built a stellar reputation for quality and responsiveness as a privately owned company specializing in the design, manufacture and distribution of uniforms to major domestic retailers, foodservice chains, transportation and other service industries throughout the United States. HPI’s award-winning image apparel is worn by some of the most prestigious brands in the markets that they serve. The transaction is an asset purchase including the assumption of certain liabilities.

The purchase price for the transaction consists of approximately $32.5 million in cash, subject to adjustment, the issuance of approximately $2.3 million in shares of Superior Uniform Group’s common stock, the potential future payment of up to $7.2 million in additional contingent consideration through 2017, and the assumption of certain liabilities of HPI Direct. The transaction also includes the acquisition of the corporate offices and warehouse distribution facility from an entity related to HPI Direct. Concurrent with the closing of the acquisition, Superior renewed its $15 million revolver agreement and entered into a new term loan for $30 million. Both credit facilities carry five year terms and variable interest rate of LIBOR plus 0.95%.

"This union brings to Superior Uniform Group an outstanding sales, marketing and customer centric team of people. Their outstanding customer base will further enhance our overall

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position in the retail, food service, transportation and other markets that they serve" said Michael Benstock, CEO of Superior Uniform Group. “We are very pleased to combine our financial strength and vast resources with HPI’s strong leadership and reputation for excellence. The ability to combine the strengths of what were two competing organizations is very exciting. Together, we will be a powerful force to be reckoned with. HPI’s revenues for the first six months of 2013 were approximately $ 16.0 million. We expect this acquisition to be accretive to our operating results in 2013 exclusive of acquisition related expenses.”

“Since 1993, we've built a reputation for quality and responsiveness, not just for our great products and designs, but for our entire customer support system” said Kirby Sims, President and Shareholder of HPI Direct, Inc. “Our goal to seek improvement every day in our products, service, technology and ultimately our customer satisfaction is very well aligned with Superior’s philosophy of always putting customers first. HPI and Superior have worked very hard to compete to be the most innovative and efficient uniform suppliers in the industry. We believe that this combination with Superior will provide us with the financial backing that we need to continue to provide a great experience for our customers while also allowing us to continue to invest in the future growth of our business. We are very happy that Superior feels strongly about maintaining and fomenting the same culture that has made us successful in the past.”

HPI Direct will continue to service its customers from its location in Alpharetta, Georgia and will operate as a division of Superior Uniform Group. The three principals of HPI Direct, Kirby Sims, Fred Hill and Richard Sosebee, will remain with the division under long-term agreements.

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the

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healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in Superior’s business and anticipated changes and developments in its industry. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. Risk factors that could cause actual results to differ materially from those expressed or implied in Superior’s forward-looking statements are and will be discussed in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by Superior from time to time with the Securities and Exchange Commission. Any forward-looking statement made by Superior in this press release is based only on information currently available to Superior and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. Superior undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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